Exhibit 99.2

Reconciliation of Non-GAAP Measure

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our investor presentation materials, we make reference to non-GAAP adjusted earnings before interest, taxes depreciation and amortization (EBITDA) and non-GAAP pro forma net income. These non-GAAP measurements have been included as supplemental information. We believe that these measurements represent a useful internal measure of performance. Accordingly, where we provide non-GAAP measures like adjusted EBITDA and pro forma net income, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance. However, because non-GAAP measures like adjusted EBITDA and pro forma net income are not determined in accordance with accounting principles generally accepted in the United States, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned non-GAAP measures as presented may not be directly comparable to a similarly titled measures presented by other companies. Adjusted EBITDA and pro forma net income are presented as supplemental information and not as an alternative to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measures - Unaudited

(amounts in thousands)

	Fiscal Year
							Year to Date
	2008	2009	2010	2011	2012	2013	Q3 2014
GAAP net income (loss)	$(53,883)	$2,419	$15,957	$19,549	$16,379	$22,489	$8,470
Depreciation and amortization expenses	16,213	16,220	15,311	14,859	14,556	13,060	9,813
Impact of excluding a cumulative catch-up adjustment from a change in accounting estimate related to gift card breakage revenue	-	-	-	-	-	1,984	-
Loss on impairment and asset disposals, net	72,185	9,936	483	3,478	4,955	3,262	15,295
Restructuring expense (benefit)	8,926	40	(1,683)	(502)	-	-	-
Gain on the settlements	-	-	-	-	(683)	(2,156)	-
Interest expense	10,334	7,756	4,244	2,892	3,172	1,640	881
Income tax expense (benefit)	(27,005)	140	4,827	1,663	6,687	9,102	2,376
Loss (income) on discontinued operations, net of tax	11,169	(255)	1,241	(396)	19	1,306	326
Non-GAAP adjusted EBITDA	$37,939	$36,256	$40,380	$41,543	$45,085	$50,687	$37,161

	13 Weeks Ended
	September 28,	September 29,
	2014	2013
GAAP net income (loss)	$(7,298)	$2,887
Net of tax impact of excluding loss on impairments	9,253	-
Net of tax impact of excluding gain on settlements	-	(1,298)
Net of tax impact of excluding loss from discontinued operations	100	123
Non-GAAP net income	$2,055	$1,712

Non-GAAP diluted earnings per share	$0.06	$0.05

Shares:
Weighted average number of common shares outstanding - basic	34,925,592	34,956,353
Dilutive shares	379,814	839,155
Weighted-average number of common shares outstanding - diluted	35,305,406	35,795,508